Exhibit 21.1

SUBSIDIARIES OF MEDLEY LLC

Name of Subsidiary	Jurisdiction of Organization
MCC Advisors LLC	Delaware
MCOF GP LLC	Delaware
MCOF Management LLC	Delaware
Medley Capital LLC	Delaware
Medley GP Holdings LLC	Delaware
Medley GP LLC	Delaware
Medley Seed Funding I LLC	Delaware
Medley SMA Advisors LLC	Delaware
MOF II GP LLC	Delaware
MOF II Management LLC	Delaware
MOF III GP LLC	Delaware
MOF III Management LLC	Delaware
SIC Advisors LLC	Delaware
STRF Advisors LLC	Delaware